Exhibit 19.1

PROSPERITY BANCSHARES, INC.

INSIDE INFORMATION AND INSIDER

TRADING POLICY

Revised Effective January 21, 2025

I.
Introduction

The purpose of this Inside Information and Insider Trading Policy (this “Policy”) is to establish the policy of Prosperity Bancshares, Inc. regarding the protection of material, nonpublic and other confidential information, the stringent ethical and legal prohibitions against insider trading and tipping, and the expected standards of conduct of directors, officers and employees (collectively, “Company Associates”) of Prosperity Bancshares, Inc. and/or any of its subsidiaries, such as Prosperity Bank (collectively referred to herein as the “Company”), with respect to these highly sensitive matters.

In the normal course of business, Company Associates may become aware of material information that pertains to the Company or to any other company with which the Company is negotiating or that does business with the Company and has not been released to the general public. This information is inside information. It does not belong to the individual Company Associates who may be aware of it.

It is a violation of federal securities law and this Policy:

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To trade the securities of a company while in possession of inside information; or

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To “tip” or to pass on inside information to any other person under circumstances that suggest that you were trying to help them make a profit or avoid a loss.

II.
Persons Subject to Policy

This Policy applies to all employees of the Company and all members of the respective Boards of Directors of Prosperity Bancshares, Inc. and Prosperity Bank. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to inside information. This Policy also applies to family members, other members of a person’s household and entities controlled by a person covered by this Policy, as described below.

III.
General Prohibitions and Definitions

Several rigidly enforced, complex laws and regulations are intended to prevent misuse of inside information by regulating the manner in which securities may be bought and sold. Due to the complexity of these statutes and regulations, it is often difficult to determine whether any particular information qualifies as inside information. Accordingly, this Policy does not serve as a comprehensive statement of the law of insider trading. If you are uncertain as to whether you possess inside information, you should obtain the advice and consent of the Company’s Insider Trading Compliance Officer (“ITC Officer”) before disclosing the information to someone else or buying or selling a security to which the information relates.

1.
Inside Information. To be considered inside information and thus closely regulated, the information must be both “material” and “non-public.” Information generally becomes available to the public when it has been disclosed by the Company or third parties in a press release or other public statement, including any filing with the Securities and Exchange Commission (“SEC”), and the public has had time to absorb the information fully. In general, information is considered to have been absorbed by the public beginning on the morning of the second full business day following the formal release of the information.

2.
Insiders. Persons who are in possession of inside information must obey the laws relating to insider trading. These persons include all Company Associates (including non-management employees) and persons outside the Company, including family members and others who reside with such director or employee, friends, brokers, professional advisors, consultants and others, who may have acquired inside information, directly or indirectly.

3.
Material Information. Information is considered “material” where: (a) there is a substantial likelihood that a reasonable investor could consider the information important in deciding whether to buy, sell or hold the securities in question; or (b) the information, if disclosed, could be viewed by a reasonable investor as having significantly altered the “total mix” of information available. Both positive and negative information can be material. Examples of "material" information include, but are not limited to:

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a projection by a company’s officers of future earnings or losses;

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a significant change in revenues or earnings from the amounts from a prior or comparable period or from those publicly projected;
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a pending or proposed merger or acquisition;
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a pending or proposed significant sale of assets or the disposition of a subsidiary;
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a pending or proposed change in control or a significant change in management;
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a significant new product or service;
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a gain or loss of a significant customer or supplier;
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a change in the capital structure of a company;
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a significant financing;
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a significant expansion or curtailment of operations;
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a significant increase or decrease of new loan or deposit accounts;
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a significant regulatory development, inquiry or investigation;
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a significant disruption in a company’s operations;
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a significant loss, potential loss, breach or unauthorized access of a company’s property or assets, including its information technology infrastructure;

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a tender offer for another company’s securities;
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an extraordinary development;
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an impending bankruptcy;
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financial liquidity problems; and
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significant environmental problems and/or litigation.

It can sometimes be difficult to know whether information would be considered “material.” It is not just a formulaic calculation based on a percentage of income or assets. Information is material if an investor would consider it important in making a decision to buy, hold or sell securities. The determination of whether information is material is almost always made after the fact, when the effect of that information on the market can be quantified. Although you may have information about the Company that you do not consider to be material, federal regulators and others may conclude (with the benefit of hindsight) that such information was material. Therefore, trading in the Company’s Securities (as defined below) when you possess nonpublic information about the Company can be risky. When doubt exists, the information should be presumed to be material. If you are unsure whether information of which you are aware is material or non-public, you should consult with the Company’s ITC Officer. Ultimately, however, the responsibility for adhering to this Policy and avoiding unlawful transactions rests with the individual Company Associate.

4.
Non-Public Information. Information is “non-public” until it has been adequately disclosed to the general public (“Public”). Information is adequately disclosed to the public only when:

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the information has been released to the Public through the appropriate channels (e.g., by means of a press release or by a statement from one of the Company's executive officers pursuant to SEC regulations); and

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a sufficient number of business days has elapsed to permit the investment community to absorb and evaluate the information. In general, information is considered to have been absorbed by the Public beginning on the morning of the second full business day following the formal release of the information.

5.
Company Associates and Designated Individuals. “Company Associates,” for purposes of this Policy, means the officers, directors and employees of Prosperity Bancshares, Inc. and all of its subsidiaries, including Prosperity Bank. The Company’s Insider Trading Compliance Committee (the “Committee”) may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to inside information.

“Designated Individuals,” for purposes of this Policy, means (a) directors of Prosperity Bancshares, Inc., (b) directors of Prosperity Bank, (c) executive officers of Prosperity Bancshares, Inc., (d) executive officers of Prosperity Bank, (e) members of Prosperity Bank’s management committee, (f) individuals with regular access to the Company’s financial results or who are involved in the Company’s financial reporting activities, (g) any individual with knowledge of the reason for an event-specific blackout and (h) any other individual that may be designated by the Committee as such.

6.
Family Members and Others. This Policy applies to family members of Company Associates who reside with such employee (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in such employee’s household, and any family members who do not live in such employee’s household but whose transactions in Company Securities are directed by such employee or are subject to his or her influence or control, such as parents or children who consult with the Company Associate before they trade in Company Securities (collectively referred to as “Family Members”). Company Associates are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with such employee before they trade in Company Securities, and such employee should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for such employee’s own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to Company Associates or Family Members.

7.
Controlled Entities. This Policy applies to any entities that Company Associates influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the account of the Company Associates.

8.
Company Securities. “Company Securities,” for purposes of this Policy, means equity, debt or other securities of the Company, including shares of common stock of Prosperity Bancshares, Inc.

9.
Trading. Trading is the purchase or sale of stock, bonds, debentures, options or other marketable securities.

IV.
Restrictions Applicable to All Company Associates

The following guidelines are established to help Company Associates comply with this Policy and avoid the penalties for violations of the insider trading laws, as well as the resulting criticism and embarrassment to the Company Associate and the Company.

In the handling of information obtained in connection with the Company Associate's services to the Company the following requirements and restrictions apply:

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A Company Associate must not disclose inside information to anyone, inside or outside of the Company, including Family Members, except to persons within the Company or the Company's professional advisors whose positions require them to know it.

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A Company Associate must refrain from engaging in any transactions in the Company's Securities or the securities of any other company when the Company Associate, as a result of employment with the Company or service on the board of directors, is in possession of inside information about the Company or the other company. This restriction on “insider trading” includes trading in the securities of other companies, particularly those with whom the Company may currently be negotiating or conducting business.

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A Company Associate must refrain from recommending or suggesting that any person engage in transactions in securities, whether of the Company or of any other company, while in possession of inside information about those securities. So long as material information is non-public, Family Members and others who have received the information from the Company Associate are not permitted to trade in the securities.

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After inside information learned or developed through Company employment has been publicly disclosed through a press release or other official announcement, employees should not trade in the Company’s Securities until the morning of the second business day following the announcement to allow the market to absorb the information.

It is often difficult to determine whether (i) a piece of information is material, non-public information or (ii) material, non-public information exists of which you may be unaware. As a result, if there is any question, it is advisable for you to consult with the Company’s ITC Officer to determine whether material non-public information exists at the time a trade is being considered. Ultimately, however, the responsibility for adhering to this Policy and avoiding unlawful transactions rests with the individual Company Associate.

The following are questions Company Associates should ask themselves before entering into a transaction involving Company Securities:

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Does information I have learned about the Company make me want to buy or sell stock?

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If the newspaper published what I know, would it make the Company’s stock price rise or fall?

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How would the trade I am considering look to government prosecutors if it became the subject of an investigation?

Company Associates (other than Designated Individuals) are not subject to quarterly trading windows. However, from time to time, certain Company Associates may be advised that no trading in Company Securities will be permitted until further notice.

V.
Special Situations and Prohibited Transactions

Margin Accounts and Loan Pledges – Committee Approval Required

Securities held in a margin account may be sold by the broker without the customer's consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or a foreclosure sale may occur at a time when the pledgor is aware of material, non-public information or otherwise is not permitted to trade in Company Securities, any such sale could be viewed as a violation of law and this Policy, depending on the facts and circumstances surrounding the sale. Company Associates are cautioned that holding Company Securities in a margin account or pledging Company Securities as collateral for a loan may risk a violation of this Policy and law. Any Designated Individual wishing to borrow against Company Securities in a margin account or pledge Company Securities as collateral for a loan must first submit the proposed transaction for approval by the Committee.

Standing and Limit Orders – May be a Violation

Standing and limit orders create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result, the broker could execute a transaction when a Company Associate is in possession of material, non-public information. Company Associates are cautioned that placing standing and limit orders in respect of Company Securities may risk a violation of this Policy and law.

Short Sales - Prohibited

Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, Company Associates are prohibited from engaging in short sales of Company Securities. In addition, Section 16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prohibits officers and directors from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)

Short-Term Trading - Prohibited

Short-term trading of Company Securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any Designated Individual who purchases Company Securities in the open market may not sell any Company Securities of the same class during the six months following the purchase (and vice versa), except with the consent of the ITC Officer.

Publicly-Traded Options –Prohibited

Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a Company Associate is trading based on material, non-public information and focus a Company Associate’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below.)

Hedging Transactions - Prohibited

Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a person to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as the Company’s other shareholders. Accordingly, this Policy prohibits Company Associates from engaging in hedging transactions.

VI.
Transactions Not Involving a Purchase or Sale

Bona fide gifts of Company Securities are not transactions subject to this Policy, unless:

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the person making the gift has reason to believe that the recipient intends to sell the Company Securities while the Company Associate is aware of material non-public information, or
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the person making the gift is a Designated Individual and the sales by the recipient of the Company Securities occur during a blackout period.

Transactions in mutual funds that are invested in Company Securities are not transactions subject to this Policy.

VII.
Transactions under Company Plans

Stock Option Exercises

This Policy does not apply to the exercise of an employee stock option. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Restricted Stock

This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of any restricted stock upon vesting.

401(k) Plan

This Policy does not apply to purchases of Company Securities in the Company’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to Company Associates for certain elections under the 401(k) plan, including:

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an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund;

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an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund;

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an election to borrow money against your 401(k) plan account if there is a substantial possibility that the loan will result in a liquidation of some or all of your Company stock fund balance; and

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an election to pre-pay a 401(k) plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

Dividend Reinvestment Plan/Stock Purchase Plan

This Policy does not apply to ongoing purchases of Company Securities under the Company's dividend reinvestment plan resulting from your prior election to have dividends paid on Company Securities automatically reinvested. It also does not apply to voluntary purchases of Company Securities through payroll deductions; provided, however, an employee cannot elect to participate in the voluntary purchase portion of the plan, or increase his or her level of participation in the plan, during a blackout period. This Policy does apply to your sale of any Company Securities purchased pursuant to the plan, and such a sale is treated as an open market sale under this Policy.

VIII.
Restrictions Applicable Only to Designated Individuals

Transactions Requiring Prior Approval

The Designated Individuals are subject to these pre-clearance procedures and may not engage in any transaction (a “Share Transaction”) in Company Securities without first obtaining pre-clearance of the transaction from the Committee even if the proposed transaction is to take place outside of any blackout period. Without limiting the foregoing, Designated Individuals may not engage in the following transactions without pre-clearance from the Committee:

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sale or purchase of Company Securities;
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deposit of Company Securities in a margin account; and
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pledge of Company Securities for a loan.

Designated Individuals are also prohibited from engaging in transactions involving any equity security of the Company acquired by the person in connection with his or her service or employment as a director or officer, during any blackout period under the Company's 401(k) plan. For this purpose, a “blackout period” means a period of more than three consecutive business days during which the ability of 50% or more of the participants in the 401(k) and other ERISA individual account plans to trade Company stock is suspended. This prohibition does not extend to securities acquired outside the director or officer relationship, such as those acquired in the open market.

Procedure for Approval

In the event any Designated Individual requires approval for a Share Transaction, the Insider Trading Authorization attached hereto as Exhibit A must be submitted for Committee approval at least two (2) business days in advance of the proposed transaction to:

Corporate Secretary

Email: corporate.secretary@prosperitybankusa.com

Upon submission of a Share Transaction request by a Designated Individual, any two (2) members of the Committee will review and either approve or prohibit such Share Transaction.

If a Designated Individual receives approval of a Share Transaction, that Designated Individual must engage in the transaction within twenty (20) calendar days thereafter (subject to unforeseen blackout days which may cause the authorization to be suspended). If the Share Transaction is not completed within twenty (20) calendar days (subject to unforeseen blackout days which may cause the authorization to be suspended), clearance must be obtained again before the Company Securities may be traded.

If a Designated Individual seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction.

Quarterly Trading Restrictions

In addition to the requirements set forth above, the following requirements and restrictions apply to Designated Individuals:

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Designated Individuals are required to limit transactions in the Company’s Securities to “window periods” beginning on the second business day following the date of the release of quarterly and annual financial information by the Company and ending at the close of business on the last business day of each calendar quarter. A “business day” is any day other than a Saturday, Sunday or a day on which banking institutions in Houston, Texas are authorized or required by law, regulation or order to close. Assuming that all material information about the Company has been publicly disclosed and there are no material developments since the date of the public release of the information, trading only during these “window periods” may help to insulate the Designated Individual from a potential claim that such person traded upon the basis of material, non-public information. With respect to Designated Individuals, any period other than a window period constitutes a blackout period.

Trading within the window period is still subject to the insider information restrictions set forth above.

•
In addition to the window periods described above, from time to time, an event may occur that is material to the Company and is known by only a few directors or executives. So long as the event remains material and non-public, Designated Individuals may not trade in the Company's Securities. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a Designated Individual requests permission to trade in the Company’s Securities during an event-specific blackout, the ITC Officer will inform the requester of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of the ITC Officer to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material, non-public information.

Rule 10b5-1 Trading Plans

The trading restrictions do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Exchange Act (an “Approved 10b5-1 Plan”) that meets the following requirements:

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it has been reviewed and approved by the ITC prior to being entered into or, for an existing plan, prior to being revised or amended;
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it provides that no trades may occur thereunder until expiration of the applicable cooling-off period specified in Rule 10b5-1(c)(ii)(B), and no trades occur until after that time. The appropriate cooling-off period will vary based on the status of the Designated Individual. For directors and officers, the cooling-off period ends on the later of (x) ninety days after adoption or certain modifications of the 10b5-1 plan; or (y) two business days following disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the quarter in which the 10b5-1 plan was adopted. For all other Designated Individuals, the cooling-off period ends 30 days after adoption or modification of the 10b5-1 plan. This required cooling-off period will apply to the entry into a new 10b5-1 plan and any revision or modification of a 10b5-1 plan;
•
it is entered into in good faith by the Designated Individual, and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, at a time when the Designated Individual is not in possession of material nonpublic information about the Company; and, if the Designated Individual is a director or officer, the 10b5-1 plan must include representations by the Designated Individual certifying to that effect;
•
it gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Designated Individual, so long as such third party does not possess any material nonpublic information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions;
•
it is the only outstanding Approved 10b5-1 Plan entered into by the Designated Individual (subject to the exceptions set out in Rule 10b5-1(c)(ii)(D)); and
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it may not be adopted during a blackout period.

If a Designated Individual is considering entering into, modifying or terminating an Approved 10b5-1 Plan or has any questions regarding Approved Rule 10b5-1 Plans, he or she should contact the ITC. Designated Individuals should consult their own legal and tax advisors before entering into, or modifying or terminating, an Approved 10b5-1 Plan. A trading plan, contract, instruction or arrangement will not qualify as an Approved 10b5-1 Plan without the prior review and approval of the ITC as described above.

IX.
Administration of this Policy

The Committee shall be appointed annually by the Board of Directors of Prosperity Bancshares, Inc. Only members of the Executive Committee of Prosperity Bank are eligible to be appointed to the Committee. The Company’s General Counsel shall be a standing member and serve as chairperson of the Committee.

The Company’s General Counsel is designated as its ITC Officer. The duties of the ITC Officer include the following:

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administering this Policy and enforcing compliance with all Policy provisions and procedures;

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responding to all inquiries relating to this Policy and its procedures;

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designating and announcing special trading blackout periods during which persons designated by the ITC Officer (which may include all Company Associates) may not trade in Company Securities;
•
providing copies of this Policy and other appropriate materials to all current and new directors, officers and employees, and such other persons who are determined to have access to material nonpublic information concerning the Company;

•
administering, monitoring and enforcing compliance with all federal and state insider trading laws and regulations, including Sections 10(b), 16, 20A and 21A of the Exchange Act and the rules and regulations promulgated thereunder, and Rule 144 under the Securities Act of 1933, as amended;

•
submitting revisions of this Policy to the Board of Directors as necessary to reflect changes in federal or state insider trading laws and regulations; and

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maintaining as Company records, originals or copies of all documents required by the provisions of this Policy or the procedures set forth herein, and copies of all required SEC reports relating to insider trading, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.

The Corporate Secretary is designated to assist the ITC Officer and perform the ITC Officer’s duties in the event that the ITC Officer is unable or unavailable to perform such duties.

X.
Penalties for Violations

Violation of the insider trading laws may result in civil, criminal and employment-related penalties to the individual violating such laws. The civil and criminal penalties include but are not limited to:

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civil fines equal to 300% of the profits made or losses avoided on the transaction;

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judgment in favor of an investor ordering the insider to pay over the profits made on the transaction, and, possibly, damages;

•
judgment in favor of the Company ordering the insider to pay over the profits made on the transaction and, possibly, damages;

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a civil action commenced by the SEC not only against any offending employee but also against his or her employer; and

•
imprisonment.

As for employment-related penalties, any action in violation of this Policy may be grounds for disciplinary action.

XI.
Post-Termination Transactions

If you are aware of material, non-public information when your service as a Company Associate terminates, you may not trade in the Company Securities until that information has become public or is no longer material. In all other respects, the procedures set forth in this Policy will cease to apply to your transactions in Company Securities upon the expiration of any “blackout period” that is applicable to your transactions at the time of your termination of service.

* * *

If you have any questions concerning any aspect of this Policy, please contact the Company’s

ITC Officer before initiating any trade.